As filed with the Securities and Exchange Commission on February 6, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INVISION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3123544
(State of incorporation)	(I.R.S. Employer Identification No.)

7151 Gateway Boulevard

Newark, California  94560

(510) 739-2400

 (Address of Principal Executive Offices including Zip Code)

2000 Equity Incentive Plan

(Full title of the plans)

Trâm T. Phi, Esq.

Corporate Counsel

INVISION TECHNOLOGIES, INC.

7151 Gateway Boulevard

Newark, California  94560

(510) 739-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Jones, Esq.

Brett D. White, Esq.

COOLEY GODWARD LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California

(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	850,407	$24.96	$21,226,158.72	$1,952.81

(1)          Represents shares available for additional grants pursuant to the 2000 Equity Incentive Plan.  Pursuant to Rule 429, the prospectus relating to this Registration Statement also relates to the shares registered under Form S-8 Registration Statement Nos. 333-56340 and 333-91154.  A total of 2,344,501 shares issuable under the 2000 Equity Incentive Plan has previously been registered under the Securities Act of 1933.

(2)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h).  The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on February 3, 2003 as reported on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by InVision Technologies, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)   the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Commission on March 7, 2002;

(b)   the Registrant’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2001, as filed with the Commission on March 25, 2002;

(c)   the Registrant’s Amendment No. 2 to Annual Report on Form 10-K/A for the year ended December 31, 2001, as filed with the Commission on March 27, 2002;

(d)   the Registrant’s Amendment No. 3 to Annual Report on Form 10-K/A for the year ended December 31, 2001, as filed with the Commission on May 8, 2002;

(e)   the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed with the Commission on May 15, 2002;

(f)    the Registrant’s Current Report on Form 8-K, as filed with the Commission on March 7, 2002;

(g)   the Registrant’s Current Report on Form 8-K, as filed with the Commission on March 15, 2002;

(h)         the Registrant’s Current Report on Form 8-K, as filed with the Commission on April 2, 2002;

(e)   the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed with the Commission on August 14, 2002;

(e)   the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002; and

 (i)  the description of the Registrant’s common stock contained in its Current Report on Form 8-K, as filed with the Commission on March 7, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post–effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors and executive officers, and may indemnify its other officers, employees and agents, to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or willful misconduct).

These indemnification provisions and the indemnification agreements entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number

4.1	2000 Equity Incentive Plan, as amended, and related documents.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Deloitte & Touche LLP, independent auditors.

23.2	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.3	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.

ITEM 9.  UNDERTAKINGS.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant  pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on February 6, 2003.

INVISION TECHNOLOGIES, INC.

/s/ DR. SERGIO MAGISTRI
By: Dr. Sergio Magistri
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sergio Magistri and Ross Mulholland, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DR. SERGIO MAGISTRI	President, Chief Executive Officer and	February 6, 2003
Dr. Sergio Magistri	Director (Principal Executive Officer)

/s/ ROSS MULHOLLAND	Senior Vice President and Chief Financial Officer	February 6, 2003
Ross Mulholland	(Principal Financial and Accounting Officer)

/s/ DR. GIOVANNI LANZARA	Chairman of the Board	February 6, 2003
Dr. Giovanni Lanzara

/s/ DAVID PILLOR	Senior Vice President, Sales, and Director	February 6, 2003
David Pillor

Signature	Title	Date

/s/ DR. DOUGLAS P. BOYD	Director	February 6, 2003
Dr. Douglas P. Boyd

/s/ DR. BRUNO TREZZA	Director	February 6, 2003
Dr. Bruno Trezza

/s/ MORRIS D. BUSBY	Director	February 6, 2003
Morris D. Busby

/s/ STEPHEN BLUM	Director	February 6, 2003
Stephen Blum

/s/ LOUIS TURPEN	Director	February 6, 2003
Louis Turpen

EXHIBIT INDEX

Exhibit Number
4.1	2000 Equity Incentive Plan, as amended, and related documents.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Deloitte & Touche LLP, independent auditors.

23.2	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.3	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.